Exhibit 10.10

February 9, 2015

Mears Technologies

20 Walnut Street, Suite 8

Wellesley Hills, MA 02481

Attention: John Gerber

Re:	Engagement Agreement for Strategic Consulting Services

Dear John,

This letter agreement (the “Agreement”) confirms the terms and conditions pursuant to which Liquid Patent Consulting, LLC (“Consultant”) will provide certain strategic, and intellectual property advisory services to Mears Technologies the “Company”) (the “Engagement”).

1.            Services. Consultant shall assist the Company with all aspects of its business, strategic and intellectual property development, including:

(a)          Business Strategy Activities.

(1)	Identify optimal legal entity structure, shareholding of parent and structure for all subsidiaries;

(2)	Assess current management and identifying and recruiting additional key members of the management team and Board of Directors;

(3)	Assess the Company’s market landscape;

(4)	Assess the Company’s current business strategy and assisting in the formulation of an optimal business strategy, including a development and commercialization strategy;

(5)	Assess the competitive features/functions of the Company’s current and proposed products and services;

(6)	Assess the Company’s current financial and accounting processes and recommend revisions to such processes;

(7)	Assess and make recommendations for performance measurement metrics for various functions/organizations and total enterprise;

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(8)	Assess and make recommendations for the Company’s sales compensation structure;

(9)	Assess and make recommendations for the Company’s customer service methodologies, processes, performance measurement metrics;

(10)	Evaluate and recommend potential strategic partners;

(11)	Assist in development of detailed measurable actionable business and financial plan for the next 18 months; and

(12)	General corporate advice, as needed and requested.

(b)	IP Related Activities.

(1)	Review and analysis of Inventions held by the Company to determine their usefulness, potential for monetization and potential patentability, including advice concerning the increase in the likelihood or strength of any of the foregoing;

(2)	Interviewing the Company to understand the subject inventions and researching prior art for purposes of determining the patentability of such inventions;

(3)	Advise and assist in developing a strategy for the preparation and filing of one or more patents, both United States and foreign, for purposes of adequately protecting the substantive claims underlying the inventions, including for each for each such invention a complete invention package with technical disclosure documentation (each, a “Disclosure”) for use in the Company’s patent applications;

(4)	Review and comment on patent applications filed with respect to such inventions;

(5)	Review and comment on office actions concerning patent applications and issued patents;

(6)	Advise and assist in developing a strategy for the Company’s strategic acquisitions of inventions and patent rights to enhance the Company’s portfolio of patent rights, including conducting the due diligence and acquisition efforts on behalf of the Company;

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(7)	Advise and assist with regard to licensing, litigation and sales of patent rights held by the Company; and

(8)	Provide engineering and/or scientific advisory services to the Company.

The IP related services to be provided by Consultant to the Company set forth in Section l(b) shall be subject to a written work assignment (“Work Assignment”). The Company shall use a Work Assignment to request the IP Services in Section 1(b)(1) through (8). Each Work Assignment, when signed and delivered by the Company and accepted by Consultant, shall become part of this Agreement and incorporated herein by this reference, In the event of any conflict between this Agreement and a Work Assignment, this Agreement shall govern and control.

(c)          Additional Services/Exclusions. It is expressly understood and agreed that Consultant has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, securities, finance, accounting, or tax matters. The services provided to the Company hereunder are designed to assist, but not replace, the Company’s own intellectual property counsel. Should the Company request Consultant to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s).

2.            Compensation. As consideration for the services provided under this Agreement, the Company will pay Consultant certain fees as follows:

(a)          Cash Fees. If the Company elects to file additional patent applications with the help of the Consultant, the Company shall pay Consultant a cash fee of $7,500 for each patent application Consultant files on behalf of the Company. This amount shall be inclusive of the legal fees associated with such filings.

(b)          Warrant. Upon execution of this Agreement, the Company shall grant to Consultant a warrant, which may be issued in one or more instruments, in the form of Exhibit B attached hereto (the “Warrants”), to purchase an aggregate of 2,981,504 shares of Company common stock (the “Common Stock”), which is in an amount equal to ten percent of the total issued and outstanding Common Stock of the Company as of the immediately and giving effect. Such Warrants will be for a term of five (5) years at an exercise price of $0.01 per share and shall contain cashless exercise and anti-dilution provisions and representations and warranties normal and customary for warrants issued to investors, and will not be callable or terminable prior to the expiration date. The exercise price of the warrant may be adjusted upward at the sole discretion of the Consultant. The Common Stock underlying the Warrants will have registration rights, including “piggyback” registration rights on the registrations of the Company or demand registrations (voting with the other registrable securities to effect any such demand) no less favorable than those granted to any other person prior to or subsequent to the date of this Agreement. The Company shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The Warrants may be assigned to any persons or entities designated by Consultant.

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(c)          Expenses. The Company shall fund Consultant’s travel and other reasonable expenses related to the Engagement, including economy class airfare, business class accommodations, ground transportation, meals and incidentals, in connection with visits by the Consultant team to the Company’s site, provided that expenses exceeding $10,000 in aggregate shall be subject to the Company’s prior written approval which shall not be unreasonably withheld.

(d)          Payments. All payments to be made to Consultant hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to Consultant hereunder shall be credited against any other fee due to Consultant or any of its affiliates. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

(e)          Compensation Earned. All the compensation provided under this Agreement will be deemed fully earned as of the date of the Agreement, and not subject to return in whole or in part or subject to reduction or further limitation. The Company waives any and all rights of set off against the compensation provided for herein, including any securities underlying any Warrants.

(f)           Lock-Up Period. In the event of an initial public offering by the Company, all Warrants and shares of Common Stock received pursuant to exercise of such Warrants received by Consultant and its assigns hereunder may not be sold for a period of 12 months following the initial listing on an exchange.

3.            Representations and Warranties of the Company. The Company warrants and agrees that it is the true and rightful owner of all intellectual property rights in each of the assets and inventions submitted to Consultant for analysis; that any and all technical invention information provided to Consultant may, to the actual knowledge of the officers of the Company, be transmitted across country borders subject to compliance with applicable export control and similar laws; and that no U.S, agency has suspended, revoked, or denied the Company’s export privileges.

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4.            Term and Termination. Consultant’s Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of one hundred eighty (180) days (the “Initial Term”). After the expiration of the initial Term, the Agreement shall automatically renew and continue in effect until it is terminated by either party with thirty (30) days’ written notice to the other pursuant to Section 10, Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2-3 and 5-18, which shall survive termination.

5.            Confidentiality, Consultant acknowledges that in connection with the Engagement, the Company will provide Consultant with information which the Company considers to be confidential, including its trade secrets (“Confidential Information”). Consultant agrees to employ all reasonable efforts to keep the Confidential Information secret and confidential, using no less than the degree of care employed by Consultant to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, consultants, affiliates and contractors who have an obligation of confidentiality with Consultant. Consultant will not use the Confidential Information except in connection with its performance of services hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of Consultant’s counsel, in which event Consultant will provide the Company with reasonable advance notice of such disclosure. “Confidential Information” does not include information which (a) was in the public domain or readily available to the trade or the public prior to the date of the disclosure; (b) becomes generally available to the public in any manner or form through no fault of Consultant or its representatives; (c) was in Consultant’s possession or readily available to Consultant from another source not under obligation of secrecy to the Company prior to the disclosure; (d) is rightfully received by Consultant from another source on a non-confidential basis; (e) is developed by or for Consultant without reference to the Company’s Confidential Information; (f) is disclosed by the Company to an unaffiliated third party free of any obligation of confidence; or (g) is released for disclosure with the Company’s written consent. Notwithstanding any termination of this Agreement, Consultant’s confidentiality obligations (1) in respect of any material that qualifies as a “Trade Secret” under the Uniform Trade Secrets Act (“UTSA”) shall survive in perpetuity under the UTSA until such information ceases to be a Trade Secret, and (2) in respect of any non-Trade Secret, for a period of three (3) years from the date of disclosure.

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6.            Indemnification. The Company hereby agrees to indemnify and hold harmless Consultant and its affiliates and each of their directors, officers, managers, agents, employees, members and counsel (collectively, the “Consultant Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Consultant indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such. losses, claims, liabilities, or litigation arise out of or are based upon the Engagement, including, but not limited to, the Company’s use or misuse (including use contrary to federal or state law) of the Disclosure(s), the Company’s breach of the representations and warranties contained in Section 3 hereof, or any violation of U.S, or other import or export controls; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether Consultant’s sole negligence, active or passive, contributed to losses, they shall not apply to (l) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising solely from the willful misconduct or gross negligence of Consultant Indemnified Parties.

The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7.            Work Product and Announcements. Except as provided otherwise in this Section 7, Consultant’s advice shall be the sole proprietary work product and Intellectual property of Consultant and such advice may not be disclosed, in whole or in part, to third parties other than the Company’s professional advisors without the prior written permission of Consultant, unless such disclosure is required by law, Any document or information prepared by Consultant in connection with this Engagement shall not be duplicated by the Company except as explicitly provided for hereunder or required by law. The Company acknowledges that Consultant, at its option and expense, may place announcements and advertisements or otherwise publicize the Engagement (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on Consultant’s website and in such financial and other newspapers and journals as it may choose.

Concerning services provided to the Company under Section 1 above, however, a) the Company has a free right to use the Consultant’s advice and work product and any derivative thereof, except in cases in which such use would reveal to third parties or directly employ a proprietary method of the Consultant that has been so disclosed as proprietary in advance in writing by the Consultant to the Company and b) the Consultant shall have no ownership or rights to any intellectual property, advice, or work product that concerns the business or related activities of the Company, broadly defined as the semiconductor industry, that may result from or be derived thereof, and all such intellectual property, advice, and work shall be treated as confidential information of the Company.

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8.            Limitation of Liabiliy. Consultant shall employ due care and attention in providing the services hereunder. However, the Company acknowledges that Consultant does not warrant or represent the accuracy or completeness of any public information or any information provided solely by the Company used in any analysis and that inaccurate or incomplete data may affect the validity and reliability of Consultant’s work product, including any draft patent Disclosures. Similarly, Consultant makes no representation or warranty with respect to the non-infringement of any of the assets or inventions described in the Disclosure(s). Consultant makes no warranty, representation, promise, or undertaking with respect to any legal or financial consequences of, or any other consequences or benefits obtained from the use of any work product hereunder, including the Disclosure(s), including any representation that any patent(s) will be granted. The Company assumes all risks related to documentation or technical information and data which may be subject to U.S. export controls or export or import restrictions in other countries. Consultant SPECIFICALLY DISCLAIMS ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT SHALL NOT BE LIABLE ON ACCOUNT OF ANY ERRORS, OMISSIONS, DELAYS, OR LOSSES UNLESS CAUSED BY ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER CONSULTANT NOR ANY OF ITS CONTROLLING PERSONS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR CONSULTANTS WILL BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY (INCLUDING WITHOUT LIMITATION LOST PROFITS, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES) ALLEGED TO BE CAUSED BY USE OF THE DISCLOSURE(S) OR OTHER SERVICES PROVIDED HEREUNDER. CONSULTANT’S LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY THE COMPANY TO CONSULTANT WITH REGARD TO THE PROVISION OF THE SPECIFIC SERVICES THAT GAVE RISE TO THE CLAIM OF LIABILITY, BUT IN NO EVENT WILL SUCH LIABILITY EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO CONSULTANT PURSUANT TO SECTION 2.

9.            Other Transactions; Disclaimers. The Company acknowledges that Consultant and its affiliates are engaged in other activities from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within Consultant but not accessible will not under any circumstances affect Consultant’s responsibilities to the Company hereunder. The Company further acknowledges that Consultant and its affiliates have and may continue to relationships with parties other than the Company pursuant to which Consultant may acquire information of interest to the Company. Consultant shall have no obligation to disclose to the Company or to use for the Company’s benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on Consultant’s own account or otherwise) or otherwise carrying on the business of Consultant.

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The Company further acknowledges and agrees that Consultant will act solely as an independent contractor hereunder, and that Consultant’s responsibility to the Company is solely contractual. in nature and that Consultant does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

10.          Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent email, when sent, The parties will each promptly notify the other of any changes to the following contact information.

Notices to Consultant shall be sent to:

Liquid Patent Consulting, LLC:

12100 Wilshire Blvd, Suite 800

Los Angeles, CA 90025

Attention: Ankur V. Desai

e-mail: adesai@liquidventure.com

Notices to the Company shall be sent to:

Mears Technologies, Inc.

20 Walnut Street, Suite 8

Wellesley Hills, MA 02481

Attention: Kevin McNulty

email: kevin.mcnulty@mearstechnologies.com

11.          Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between Consultant and the Company. This Agreement may not be amended or modified except in writing. The rights of Consultant hereunder shall be freely assignable to any affiliate of Consultant, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties and their respective successors and assigns.

12.          Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Consultant Indemnified Parties by Section 6 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

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13.          Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed in California, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 14 hereof shall be heard and determined exclusively in the state and federal courts located in the County of Los Angeles, State of California, and the Company and Consultant hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise.

14.          Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration before one arbitrator in Los Angeles (with the exception of claims to enforce the indemnity provision contained herein, administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties hereby agree that this Section 14 shall survive the termination and/or expiration of this Agreement.

The Company’s and Consultant’s consent to Arbitration are confirmed by initialing below:

Company	Consultant

15.          Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

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16.          Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

17.          Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

18.          Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be’ an original and all of which together shall constitute a single instrument.

If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

Liquid Patent Consulting, LLC

By:	/s/ Ankur Desai
Name:	Ankur Desai
Title:	Authorized Signatory

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

Mears Technologies, Inc.

By:	/s/ John D.T. Gerber
Name: John D.T. Gerber
Title: Chairman

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